Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Karuna Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Fee Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (1)	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.0001 per share	457(r)	4,011,628	–	$862,500,020	0.0000927	$79,953.75

Fees Previously Paid	–	–	–	–	–	–	–	–

Carry Forward Securities

Carry Forward Securities	–	–	–	–	–	–	–	–	–

	Total Offering Amounts					$862,500,020		$79,953.75

	Total Fees Previously Paid							–

	Total Fee Offsets							–

	Net Fee Due							$79,953.75

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The fee payable in connection with the offering pursuant to this prospectus supplement has been paid in accordance with Rule 456(b) under the Securities Act, and represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-239657).